EXHIBIT 10.46


                               SUBLEASE AGREEMENT

     This Sublease Agreement is made as of May 1, 1996 and is by and between T Cell Sciences, Inc., a Delaware corporation with a principal address at 115-119 Fourth Avenue, Needham, Massachusetts ("Sublessor"), and Repligen Corporation, a Delaware corporation with a principal address at 117 Fourth Avenue, Needham, Massachusetts ("Sublessee").

     Reference is made to the following facts:

     A. As of May 1, 1996, Fourth Avenue Ventures Limited Partnership (the "Landlord") entered into a lease with Sublessor (the "Overlease") a true and correct copy of which is attached hereto as Exhibit A, for certain office and laboratory space (the "Main Premises") within the building located at 115-119 Fourth Avenue, Needham, Massachusetts, as more specifically described in the Overlease (the "Building")

     B. Subject to the terms and conditions of this Sublease Agreement, Sublessor has agreed to sublease to Sublessee a portion of the Premises hereinafter referred to as the "Subleased Premises." The Subleased Premises shall consist of certain space to be used exclusively by Sublessee, which space is shown on Exhibit B attached hereto and incorporated herein. For the purposes of determining Sublessee's Annual Fixed Rent and Sublessee's proportionate share of taxes, utilities and operating expenses, the square footage of the Subleased Premises is approximately 13,000 rentable square feet.

     C. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Overlease.

                                   AGREEMENTS:

     In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:

     1. Premises. Sublessor hereby leases to Sublessee, and Subleases hereby leases from Sublessor, the Subleased Premises for all Permitted Uses described in the Overlease, provided that such use is permitted by law or pursuant to a special permit duly issued by the Town of Needham and in full force and effect. The Subleased Premises consist of approximately 13,000 rentable square feet as shown on Exhibit B attached hereto and incorporated herein by this reference. Sublessee shall have, as appurtenant to the Subleased Premises, rights to use, in common with others entitled thereto: (i) common lobbies, hallways, ramps, stairways, freight elevators, shipping/receiving areas, and other common areas of the Building, if any; (ii) the common walkways and driveways necessary for access to the Building; (iii) the common hallways, emergency exits, stairways and elevators within the Main Premises necessary for access to the Subleased Premises, all as shown on Exhibit B, (iv) the HVAC systems and common utility equipment, pipes, ducts, conduits, wires and appurtenant equipment serving the Subleased Premises and (v) on a nonexclusive basis, twenty five (25) parking spaces.

     a. Sublessor shall deliver the Subleased Premises to Sublessee on May 1, 1996 (the "Commencement Date") in such condition as exists as of the date of this Sublease, free of all occupants other than Sublessee.

     2. Term. To have and to hold for a term of four (4) years, commencing on May 1, 1996 and terminating on April 30, 2000 unless sooner terminated as herein provided (the "Term").

     Provided that Sublessor has not exercised its option to terminate the Overlease on April 30, 2000, as provided in the Overlease, Sublessee shall have the right to extend the term of this Sublease for two years, such that the Sublease will expire on April 30, 2002. In order to exercise this option, Sublessee must provide Sublessor with written notice of its exercise no later than nine (9) months prior to the expiration of this Sublease.

     Provided that Sublessee has exercised its extension option and is not then in default hereunder beyond the expiration of any applicable cure period, Sublessee shall have the right to terminate this Sublease at any time after May 1, 2000 upon the following terms and conditions: Sublessee must deliver to Sublessor a notice of its intent to terminate this Sublease at least nine (9) months prior to the proposed termination date. Such notice of termination may be given no earlier than May 1, 2000, and, to be effective, such notice of termination must be accompanied by a payment of $100,000.00 in good and immediately available funds, and upon Sublessor's receipt of such notice and the $100,000.00 payment, the termination date of this Sublease shall be changed to the date that is nine (9) months after the date of such notice.

     Effective on May 1, 2001, the termination payment for any notice of termination given on or after May 1, 2001, will be reduced to $50,000.00, provided that the Sublessee otherwise complies with all provisions of the previous paragraph.

     3. Fixed Rent. Sublessee covenants and agrees to pay to Sublessor without setoff or deduction, rent (the "Fixed Rent") in equal monthly installments in advance on the first day of each month of the Term at Sublessor's address shown herein or at such place as Sublessor shall from time to time designate in writing as follows:

          Lease Year               Monthly Fixed Rent
          ----------               ------------------
     May 1, 1996-June 30, 1997          $  9,208.33
     July 1, 1997-April 30, 2000        $11,136.66

     a. If the Sublessee extends the Term as provided in Section 2 hereof, from May 1, 2000 and continuing to April 30, 2002, Sublessee will pay monthly rent of Eleven Thousand One Hundred Thirty Six Dollars and 66/100 ($11,136.66).

     b. If the Term includes a partial calendar month at its beginning or end, the monthly installment of Rent for such partial month shall be prorated at the rate of 1/30 of the monthly installment for each day in such partial month within the Term and shall be payable in advance on the first day of such partial month occurring within the Term.

     4. Additional Rent. Sublessee covenants and agrees to pay monthly to Sublessor as additional rent, upon payment of monthly installments of Fixed Rent, Sublessee's proportionate share of all Operating Expenses and utilities due from Sublessor to Landlord or any public utility under Sections 5 and 7 of the Overlease on account of the Subleased Premises. Sublessee's proportionate share is defined herein as 24%.

     5.   Additional Sublessor Covenants. Sublessor hereby covenants:

     a. To pay all rents as they come due; subject to the provisions of Section 6(b) below, to repair and maintain in good working order the Subleased Premises, including the HVAC and utility systems exclusively serving the Main Premises and the Subleased Premises and to timely perform all of its other obligations under the Overlease; and to promptly provide Sublessee with copies of all notices it receives under the Overlease which relate to the Subleased Premises.

     b. Sublessor further agrees to indemnify and hold Sublessee harmless from any and all damages, costs, losses and the like suffered by Sublessee as a result of a breach by Sublessor of any of its obligations arising under or pursuant to the Overlease, said indemnification to include, without limitation, reasonable attorney's fees, unless such breach was caused by a default of Sublessee hereunder.

     c. That Sublessee, upon paying the rent and performing the covenants of this Sublease Agreement, shall peacefully and quietly have, hold and enjoy the Subleased Premises and all rights granted to Sublessee in this Sublease Agreement throughout the Term.

     d. To diligently pursue enforcement of Landlord's obligations under the Overlease if failure to perform such obligations materially, adversely affects Sublessee's use or occupancy of the Subleased Premises. In no event shall Sublessee have an independent right to enforce the Landlord's obligations under the Overlease, nor shall Sublessee be subrogated to the rights of Sublessor to enforce the Landlord's obligations under the Overlease.

     e. For so long as Sublessee is not in default hereunder beyond applicable cure periods, to provide Sublessee with support services, in addition to those provided to the Main Premises by Landlord pursuant to the provisions of the Overlease, for Sublessee's operations in the Subleased Premises. Sublessee shall pay Sublessee's proportionate share of the cost for such support services as additional rent upon payment of installments of Fixed Rent. Sublessee and Sublessor will negotiate a mutually satisfactory services agreement for the provision of such services to Sublessee by Sublessor.

     f. To obtain and maintain all facility-based (as opposed to use or operator based) local, state and federal permits and approvals necessary to operate the Main Premises and the Subleased Premises for all Permitted Uses.

     g. To indemnify, defend and hold Sublessee harmless from and against any claim arising from Sublessor's use of the Main Premises; or the conduct of its business or from any activity, work or thing done, permitted or suffered by Sublessor on or about the Main Premises, or arising from any breach of Sublessor's obligations hereunder, and from any claim for injury or damage to any person or property while on or about the Sublessor's Premises; except for any claim arising solely as a result of the negligence or willful misconduct of Sublessee or Sublessee's employees or agents. This indemnification shall specifically include indemnification under the provisions of Section 13.2 of the Overlease with respect to any Hazardous Substance on the Subleased Premises.

     h. To promptly report to Sublessee any incidents in which its employees, agents or contractors report an illness or other adverse health effects attributable to the Subleased Premises, the Building or any of the equipment, fixtures or furnishings therein.

     6.   Additional Sublessee Covenants.  Sublessee hereby covenants:

     a. To comply with all the terms and provisions of the Overlease applicable to the Subleased Premises except those terms that apply to the payment of Fixed Rent and additional rent, and except Sections 9.15, 15.2, and 15.3 of the Overlease, and to do nothing which will subject the Overlease to termination by Landlord under the provisions of the Overlease,.

     b. To maintain the Subleased Premises in the same condition as they are at the commencement of the Term, reasonable wear and tear, damage by fire and other casualty and eminent domain excepted. In the event that Sublessee defaults in its obligations under this paragraph (b), Sublessor may, after at least ten (10) days prior notice to Sublessee (except in an emergency, when no notice will be required) cure such default, in which event Sublessee shall reimburse Sublessor for any costs incurred by Sublessor to cure such default.

     c. To remove all of Sublessee's personal property, business equipment, goods and effects from the Subleased Premises at the earlier expiration or termination of this Sublease Agreement and to deliver to Sublessor the Subleased Premises in the same condition as they were at the commencement of the Term, or as they were put in during the Term, reasonable wear and tear, damage by fire or other casualty or eminent domain excepted. In the event of Sublessee's failure to remove any of Sublessee's property from the Subleased Premises, Sublessor is hereby authorized, without liability to Sublessee for loss or damage thereto, and at the sole risk of Sublessee to remove and store any of such property at Sublessee's expense, or to retain the same under Sublessor's control or to sell at public or private sale, upon at least ten (10) days notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sums due hereunder, or to destroy such property. Any remaining balance will be paid to Sublessee.

     d. In addition to the indemnification and obligations set forth in Section
13.2 of the Overlease (which apply to the Subleased Premises), to indemnity, defend and hold the Sublessor harmless from and against any claim arising from Sublessee's use of the Subleased Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Sublessee on or about the Subleased Premises, or arising from any breach of Sublessee's obligations hereunder, and from any claim for injury or damage to any person or property while on or about the Subleased Premises, except for any claim arising solely as a result of the negligence or willful misconduct of Sublessor or Sublessor's employees or agents. This indemnification shall specifically include indemnification under the provisions of Section 13.2 of the Overlease with respect to any Hazardous Substance on the Subleased Premises.

     e. To maintain comprehensive general liability insurance in amounts which shall, at the beginning of the Term, be not less than those limits set forth in
Section 6 of the Overlease, and from time to time during the Term, in such additional amounts which are customarily carried in the Greater Boston area on property similar to the Building and used for similar purposes; Sublessee shall also maintain all-risk property insurance for Sublessee's property. Prior to the commencement of the Term, Sublessee shall deliver to Sublessor certificates of all required insurance coverage naming Sublessor, Landlord and Landlord's Mortgagee as additional insureds.

     f. To obtain and maintain all local, state and federal permits and approvals necessary solely for the conduct of Sublessee's business in the Subleased Premises.

     g. To comply with all applicable local, state and federal laws and cooperate with Sublessor's health and safety regulations applicable to the Subleased Premises.

     h. To use the Subleased Premises only for the Permitted Uses set forth in the Overlease, in compliance with applicable law, provided that if Sublessee's production of any biological products shall result in a material increase in the utility usage of the Subleased Premises, or if Sublessor's production of any biological products shall result in a material increase in the utility usage of the Main Premises, the parties hereto shall mutually agree upon an adjustment in Sublessee's proportionate share of the cost of utilities to be paid by Sublessee to Sublessor in accordance with the provisions of Paragraph 4 hereof. Subject to the foregoing, Sublessor and Sublessee also agree that Sublessee shall have the right to conduct animal research in the Subleased Premises, provided that (1) Sublessee obtains all necessary federal, state and local approvals for such use prior to commencement of such use, and (2) Sublessee and Sublessor mutually agree upon the location of the room(s) in which the animals will be housed, Sublessee's procedures for maintaining and operating such room and the animals contained in such room. Sublessor shall thereafter have the right to monitor Sublessee's compliance with all necessary permits for maintaining such use. Sublessor's consent to the location of such animal room and Sublessee's procedures for maintaining and operating such room will not be unreasonably withheld, conditioned or delayed.

     i. To appoint a representative or representatives to serve on the relevant health and safety committees for the Building, and to provide Sublessor with copies of all safety committee minutes, and to promptly notify Sublessor of any safety concerns of Sublessee that arise out of such committee meetings, or otherwise.

     j. To regularly perform janitorial services and extermination services, as necessary, to the Subleased Premises.

     k. To, in accordance with a separate agreement with Landlord, construct $250,000.00 of improvements to the Subleased Premises, which improvements will remain part of the Subleased Premises on the expiration of the Term, and may not be removed by Sublessee, unless such removal is required by Sublessor at the time Sublessor approves the construction of such improvements. Sublessor shall have the right to consent to the construction of such improvements, and in obtaining such consent Sublessor and Sublessee shall follow the procedures set forth in Section 10.b of a certain Settlement, Escrow and Security Agreement of even date between Sublessee and Landlord, and Section 10.b of such Agreement is incorporated herein by reference. Sublessor has consented to the schematic showing some of the planned improvements that is attached hereto as Exhibit C, and will not unreasonably withhold its consent to the remainder of the improvements planned by Sublessee.

     l. To be responsible for compliance with the provisions of the Americans with Disabilities Act with respect to the Subleased Premises and all improvements to be constructed in the Subleased Premises.


7. Condition and Alterations. By its execution hereto, Sublessee acknowledges that:

     a. Sublessee has inspected the Subleased Premises and accepts the same "AS IS." Sublessor shall have no obligation or duty to Sublessee regarding the preparation of the Subleased Premises for occupancy of Sublessee.

     b. Other than the improvements to be constructed by Sublessee in accordance with Section 6(k) hereof, in the event Sublessee desires to make alterations or improvements to the Subleased Premises, Sublessee shall obtain the prior written consent of both Sublessor and Landlord prior to conducting any such alterations or improvements, and the approval process shall be as outlined in Section 9.4 of the Overlease.

     8. Fire, Casualty and Eminent Domain. In the event the Subleased Premises, or a portion thereof, are rendered substantially unsuitable for their intended use by fire or other casualty or are taken by eminent domain, a just and proportionate abatement of rent shall be made to the extent Sublessor is entitled to an abatement of rent under the Overlease. Sublessee hereby releases and assigns to Sublessor all of Sublessee's right, title and interest in and to any and all damages or injury to the Subleased Premises for any taking by eminent domain or by reason of anything lawfully done in pursuance of public authority. Sublessee further covenants to deliver such further assignment and assurances thereof as Sublessor may from time to time request, hereby irrevocably designating and appointing Sublessor as its attorney-in-fact to execute anal deliver in Sublessee's name and behalf all such further assignments thereof.

     9. Common Space. Sublessor and Sublessee shall share use of the common areas marked on Exhibit B, the common loading and receiving areas, and the common hallways. Sublessor shall maintain such areas, as provided in the Overlease, and Sublessee shall pay Sublessor for such maintenance as provided in the services agreement to be signed by Sublessor and Sublessee.

     10. Access to Subleased Premises. Sublessee shall, promptly after execution of this Sublease, and no later than ninety (90) days after execution of this Sublease, install at Sublessee's sole cost, a new front entry for the Subleased Premises in the location shown on Exhibit B, and to construct all walls necessary to physically separate the Subleased Premises from the Main Premises. Such entry and walls shall be constructed to the satisfaction of both Sublessor and Landlord. In addition, Sublessee shall have access to the Main Premises to remove its equipment from the Main Premises, as provided in a Settlement, Escrow and Security Agreement between Landlord and Sublessee of even date, such access to terminate on June 15, 1996; or to construct the improvements to be constructed in accordance with Section 6(k) hereof, if such access is necessary. All such access shall be upon prior notice to Sublessor, shall be at Sublessee's sole risk, notwithstanding any provision to the contrary herein, shall not unreasonably interfere with the Sublessor's operation of its business, and Sublessee indemnifies Sublessor from all claims, loss or damage related to such access, and Sublessee agrees not to store any equipment in any conference room of Sublessor or other location, during any such period of access.

     11. Estoppel Certificate. Sublessee agrees, from time to time, upon not less than ten (10) days' prior written request by either Sublessor or Landlord, to execute, acknowledge and deliver to Sublessor a statement in writing, addressed to such party as either Sublessor or Landlord shall designate in its notice to Sublessee, certifying that this Sublease Agreement is unmodified and in full force and effect and that Sublessee has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and additional rent and to perform its other covenants under this Sublease Agreement (or if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), the dates to which the Fixed Rent and additional rent have been paid, a statement that Sublessor is not in default hereunder (or if in default, the nature of such default, in reasonable detail and any additional information reasonably requested by either Sublessor or Landlord. Any such statement delivered pursuant to this Section 12 may be relied upon by any prospective purchaser or mortgagee of the Subleased Premises.

     12. Sublease Subordinate. This Sublease Agreement shall be subject and subordinate to any mortgage now or hereafter placed on the Main Premises, or any portion or portions thereof or interest therein. This Section 13 shall be self-operative and no further instrument of subordination shall be required.

     13. Waiver of Subrogation. Any insurance carried by either party with respect to the Main Premises (or any portion thereof and property therein or occurrence thereon) shall, if it can be so written without additional premium, or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights or recovery against the other for injury or loss due to hazards covered by insurance containing such clause or endorsement to the extent of the indemnification received thereunder.

     14. Access. Upon reasonable advance notice and at reasonable times, subject to Sublessee's security practices and in such manner as to minimize interruption of Sublessee's business operations, except in cases of emergency, in which case no such notice shall be required, Sublessor or its representative may enter to view the Subleased Premises to assure compliance with the terms of this Sublease Agreement and for purposes of carrying out its maintenance and repair obligations hereunder.

     15. Assignment and Subletting. Sublessee shall not assign or Sublease the Subleased Premises or any portion thereof, without the prior written consent of Sublessor and Landlord, which consent may be withheld in the sole discretion of either Sublessor or Landlord. Provided, however, that Sublessee may sublet a portion of the Subleased Premises to Union Biometrica, Inc., upon prior written notice to Sublessor and Landlord of such subletsublet no consent of either Landlord or Sublessor shall be require, provided that such Sublease shall state that it shall be wholly subject and subordinate to the terms of the Overlease and this Sublease. Any such Sublease shall provide that it will terminate immediately upon any default, beyond applicable cure periods, of Sublessee or Sublessor under the Sublease and Lease, respectively.

     16. Relationship between Sublessor and Sublessee. The parties hereto agree that the relationship between Sublessor and Sublessee hereunder shall, except as otherwise provided herein, be governed by the provisions of the Overlease as if they were Landlord and Tenant under the Overlease.

     17. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly served if and when delivered by hand, by overnight courier (nationally recognized) or mailed by registered, or certified mail, postage prepaid, return receipt requested, and addressed;

     If to Sublessor:         T Cell Sciences, Inc.
                              115 Fourth Avenue
                              Dedham, MA 02192
                              Attention: General Counsel

     with copies to:          Robert Orsi, Esq.
                              Tarlow, Breed, Hart, Murphy & Rodgers, P.C.
                              21 Custom House Street
                              Boston, MA 02110

     If  to Sublessee:        Repligen Corporation
                              117 Fourth Avenue
                              Needham, MA 02192
                              Attention: Walter Herlihy

     with copies to:          Testa, Hurwitz & Thibeault, L.L.P.
                              125 High Street
                              Boston, MA 02110
                              ATTN: Real Estate Department

Any of the persons named in this Section 17 may change the address for notices by written notice sent to each of the other persons at the addresses as set forth herein.

     18. Severability. If any provision of this Sublease Agreement shall to any extent be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason. the parties agree to amend this Sublease Agreement so as to effectuate the original intent of Sublessor and Sublessee.

     19. Entire Agreement. Except for the services agreement to be executed between the parties, this Sublease Agreement is the entire agreement between the parties relating to the sublease or the Subleased Premises. This Sublease Agreement may not be amended, altered or modified except by instrument in writing and executed by Sublessor and Sublessee.

     21. Governing Law. This Sublease Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     22. Bind and Inure. This Sublease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     23. Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Overlease.

     24. Brokerage. Each of Sublessor and Sublessee represents and warrants that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Sublease. Each party shall defend, hold harmless and indemnify the other and Landlord from and against any claims, liabilities, losses or expenses, including reasonable attorneys fees, incurred by the other or Landlord in connection with any breach of the foregoing representation and warranty by such party.

     25. Notwithstanding any contrary provision of this Sublease, in any instance where a specific cure period is granted to Sublessor, as Tenant under the Lease, before Sublessor is considered to be in default under the Lease, the Sublessee, as tenant under this Sublease, shall be deemed to have the same cure period, less three days, before Sublessee is considered in default beyond applicable cure periods under this Sublease, except in the event of a failure in the performance of any of Sublessee's obligations to pay any sum payable under this Sublease, as to which the cure period shall be three days following receipt of written notice of such default from Sublessor..

     26. Sublessor's Representations and Warranties. Sublessor warrants and represents that:

          (i) The copy of the Overlease attached to this Sublease as Exhibit A is a complete and accurate copy of the Overlease, which is in effect and has not been amended;

          (ii) To the best of Sublessor's knowledge, Landlord is not in default under the Overlease, nor has any event occurred which, after any applicable notice and/or the expiration of any grace period, shall constitute a default by Landlord under the Overlease;

          (iii) To the best of Sublessor's knowledge, Sublessor is not in default under the Overlease, nor has any event occurred which, after any applicable notice and/or the expiration of any grace period, shall constitute a default by Sublessor under the Overlease;

          (iv) All rent, additional rent and other charges due under the Overlease have been paid as required through May 31, 1996;

          (v) The Overlease is in full force and effect;

          (vi) Landlord has represented to Sublessor that the Overlease has not been encumbered by any prior transfer, assignment or encumbrance other than a mortgage to Baybank, and to Metpath; and

          (vii) Sublessor has full and lawful authority to enter into this Sublease, subject only to Landlord's consent.

     c. Notwithstanding the foregoing, as between Sublessor and Sublessee, the terms and conditions hereof shall be controlling whenever the terms and conditions of the Overlease are contradictory to or inconsistent with the terms and conditions hereof. Sublessor shall, upon written request by Sublessee, at Sublessee's cost use diligent efforts to obtain from Landlord all permissions, consents, approvals and documents needed by Sublessee to perform any act permitted by this Sublease by reason of the incorporation by reference of the terms, covenants and conditions of the Overlease, but Sublessee shall bear any monetary costs associated with obtaining such consents.

     EXECUTED under seal as of the date first hereinabove set forth.

                              Sublessor:

                              T CELL  SCIENCES, INC.

                              By: Alan W. Tuck, President

                              Sublessee:

                              REPLIGEN CORPORATION

                              By: Avery W. Catlin, Vice President, Finance